EXHIBIT (c)(xii)

Announcement Entitled

“Moody’s Lowers Queensland’s Rating to Aa1.”

Exhibit (c)(xii)

Global Credit Research
Rating Action
20 MAY 2009

Rating Action: Queensland (State of) Australia

Moody’s Lowers Queensland’s Rating to Aa1

New York, May 20, 2009 — Moody’s has lowered the Australian State of Queensland’s rating to Aa1 from Aaa following the conclusion of a rating review for possible downgrade initiated on February 26, 2009. The rating outlook is stable. The downgrade reflects the state’s deteriorating financial and debt performance and the absence of a medium-term strategy that would over time restore budgetary performance and financial flexibility.

The state had been forecasting a deficit position (on a cash basis) before the current economic downturn largely due to rapid growth in current spending and an ambitious A$54 billion four-year capital expenditure program. The emergence of the economic downturn created further budgetary pressures depressing state revenues. The sharp drop off in property transfer duties, declines in GST-backed commonwealth grants—related to the contraction in national economic growth—as well as expected significant reductions in coal royalties, are now anticipated to contribute to weaker budget outcomes.

As a result, the state is expected to produce a series of very large, recurring deficits. The widening budget gaps and the resulting additional borrowing that is being projected place the state on a debt trajectory that is no longer consistent with Aaa debt metrics.

Additional budgetary pressures could emerge should economic growth be slower than currently anticipated. Queensland’s financial performance is also expected to be challenged by the difficulties in reducing operating spending following a period of accelerated growth.

The lack of a medium-term strategy to restore budgetary performance and financial flexibility also contributes to the rating downgrade. Moody’s anticipates the introduction of some measures to dampen the negative budget and debt trends, but the impact of such measures is unlikely to lead to a material shift in the negative trajectories.

Queensland retains strong credit quality features which support the stable outlook on the Aa1 rating including, ample discretionary budgetary powers, commonwealth government support, significant levels of internal liquidity and a diverse economic base.

Moody’s notes that the Commonwealth Government is now considering the introduction of a guarantee facility for state and territory government domestic currency debt obligations. Should this initiative be implemented, and should the State of Queensland utilize this guarantee facility, Moody’s will assess the rating impact on the debt instruments affected at that time.

Moody’s assigns long-term debt and issuer ratings to the Queensland Treasury Corporation (QTC), the entity which issues debt on behalf of the state of Queensland and its government-owned corporations. QTC’s debt is guaranteed by the State of Queensland and the rating reflects the credit quality of the state.

The principal methodologies used in rating QTC were “Regional and Local Governments Outside the US” and “The Application of Joint Default Analysis to Regional and Local Governments,” which can be found at www.moodys.com in the Credit Policy and Methodologies directory, in the Ratings Methodologies subdirectory. Other methodologies and factors that may have been considered in the process of rating QTC can also be found in the Credit Policy & Methodologies directory.

The last rating action was on February 26, 2009 when Moody’s placed QTC’s rating under review for possible downgrade.

London

Yves Lemay

Managing Director

International Public Finance

Moody’s Investors Service Ltd.

JOURNALISTS: 44 20 7772 5456

SUBSCRIBERS: 44 20 7772 5454

New York

Debra Roane

VP – Senior Credit Officer

International Public Finance

Moody’s Investors Service

JOURNALISTS: 212-553-0376

SUBSCRIBERS: 212-553-1653

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